                                                                EXHIBIT 3.1(a)




          CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                                     OF

                UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

                          (a Michigan corporation)



         Pursuant to the provision of Act 284, public Acts of 1972, as amended, the undersigned corporation executes the following certificate:

1. The present name of the Corporation is UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

2.       The corporation identification number (CID) assigned by the Bureau is:
         301-181.

3. The location of its registered office is: 26500 Northwestern Highway, Southfield, Michigan 48076.

4. Article I of the Articles of Incorporation is hereby amended to read as follows:

                                  ARTICLE I

 THE PRESENT NAME OF THE CORPORATION IS UNIVERSAL STANDARD HEALTHCARE, INC.

5.       This amendment is to be effective on August 25, 1997 at 9:00 a.m.

         The foregoing amendment to the Articles of Incorporation was duly adopted on the 20th day of June, 1997 by vote of the shareholders in accordance with section 611(2) of the Act. The necessary votes were cast in favor of the amendment.



         Signed this 18th day of August, 1997.


                            By:  /s/ Eugene E. Jennings
                               -------------------------------------------------

                            Its:  President

                                                                EXHIBIT 3.1(a)








                     RESTATED ARTICLES OF INCORPORATION

                                     OF

                UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
                         (domestic profit corporation)


         Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Restated Articles of Incorporation:

        1. The present name of the corporation is: UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

         2. The corporation identification number ("CID") assigned by the Bureau is: 301-181.

         3. All former names of the corporation are: Elan Medical Diagnostics, Inc.; and Universal-Metric Laboratories, Inc.

         4. The date of filing of the original Articles of Incorporation was: October 16, 1990. The original Articles of Incorporation were subsequently amended by a Certificate of Amendment to the Articles of Incorporation filed on April 11, 1991, a Certificate of Amendment filed on May 6, 1991, and a Certificate of Designations filed on June 28, 1991. Restated Articles of Incorporation were filed on June 28, 1991, as amended by a Certificate of Amendment filed on July 2, 1991.

         The following Restated Articles of Incorporation supersede the Articles of Incorporation, as amended, and shall be the Articles of Incorporation for the corporation:

                                  ARTICLE I
                                    Name

         The name of the corporation is UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

                                 ARTICLE II
                                   Purpose

         The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act, as amended (the "MBCA").

                                 ARTICLE III
                              Authorized Shares

         The total authorized shares of stock which the corporation shall have authority to issue is 20,000,000, all of which shares shall be Common Stock (hereinafter referred to as "Common Stock"). The shares of stock of the corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

         A statement of all or any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof is as follows:

         1. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors.

         2. In the event of any liquidation, dissolution, or winding up of the corporation, the holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution.

         3. The holders of Common Stock shall have equal voting and other rights consistent with the MBCA and each holder of Common Stock is entitled to one (1) vote for each share so held with respect to all matters voted on by the shareholders of the corporation.

                                 ARTICLE IV
                    Registered Office and Resident Agent

         The address and mailing address of the registered office is The Corporation Company, 615 Griswold, Suite 1020, Detroit, Michigan 48226.

         The name of the resident agent is The Corporation Company.

                                  ARTICLE V
                            Election of Directors

         A. The number of directors of the corporation shall be determined by and provided for in the manner set forth in the Bylaws of the corporation, but shall not for any time be less than seven (7), and at least two (2) of the directors shall be Independent Directors. For purposes of these Restated Articles of Incorporation an Independent Director shall mean a director who meets all of the following requirements:

                 1.       Is elected by the shareholders.

                 2. Is designated as an Independent Director by resolution of the Board.

                 3.       Is not any of the following:

                          (A) An officer or employee of the corporation or any Affiliate (as defined in Article X of these Restated Articles of Incorporation) of the corporation.

                          (B) An individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

         B. The directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire initially at the 1993 annual meeting of shareholders, the term of office of the second class to expire initially at the 1994 annual meeting of shareholders, the term of office of the third class to expire initially at the 1995 annual meeting of shareholders, and with the directors of each class to hold office until their successors are duly elected and qualified. At each annual meeting of shareholders following such classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third annual meeting of shareholders after their election.

         C. Advance notice of nominations for the election of directors, other than by the Board or a committee thereof, shall be given in the manner provided in the Bylaws.

         D. All elections of directors by shareholders shall be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such elections.

         E. A newly created directorship resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the remaining directors then in office though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or until their successors have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

        F. Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class at a duly convened meeting of the shareholders.

         G. Election of the corporation's directors need not be by written ballot unless the corporation's Bylaws shall so provide.

                                 ARTICLE VI
                                   Bylaws

         The provisions for the regulation of the Corporation's internal affairs are to be stated in the corporation's Bylaws, as the same may be amended from time to time.

                                 ARTICLE VII
                      Limitation of Director Liability

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the MBCA; (iv) a transaction from which the director derived an improper personal benefit; or
(v) an act or omission occurring prior to October 16, 1990 (i.e. the date of filing of the original Articles of Incorporation).

         If the MBCA hereinafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the amended MBCA.

         No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                ARTICLE VIII
                         Certain Shareholder Rights

         A. Any action required or permitted by the MBCA to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting for the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consents. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

         B. Special meetings of the shareholders of the corporation may be called by the Board of Directors, such person or persons as may be authorized to call a special meeting by the corporation's Bylaws, or holders of a majority of the Common Stock. The holders of a majority of the Common Stock shall constitute a quorum at all meetings of Shareholders. When a quorum is present or represented by proxy at any meeting, the vote of the holders of a majority of the Common Stock present in person or represented by proxy and voting shall decide any question brought before the meeting, except as otherwise provided by these Restated Articles of Incorporation, the Bylaws or by law. All Common Stock shall be entitled to one vote per share on any matter submitted to a vote of shareholders. All proxies, ballots, votes and tabulations that identify the particular vote of holders of Common Stock shall be confidential and shall not be disclosed except (i) to independent election inspectors appointed by the corporation, who shall not be directors, officers, or employees of the corporation, (ii) as required by law, or (iii) when expressly requested by the voting shareholder.

         C. No holder of the corporation's shares of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for any securities convertible into or exchangeable for such shares, that may at any time or from time to time be issued, sold or offered for sale by the corporation; provided, however, that in connection with the issuance or sale of any such shares, options, warrants or securities, the Board may, in it sole discretion, offer such shares, options, warrants or securities, or any part thereof, for purchase or subscription by the holders of shares of the corporation.

                                 ARTICLE IX
                       Certain Authority of Directors

         A. In addition to the rights, powers, privileges and discretionary authority expressly conferred by statute upon the Board, the Board is hereby authorized and empowered to adopt, amend and repeal the Bylaws of the corporation and to exercise any and all powers and privileges and to do any and all acts and things as may at any time or from time to time be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Michigan of these Restated Articles of Incorporation, and of any Bylaws of the corporation from time to time adopted; provided, however, that no Bylaw so adopted shall serve to invalidate any prior action of the Board which would have been valid if such Bylaw had not been adopted.

         B. Any adoption, amendment or repeal of the corporation's Bylaws shall be effected in the manner provided in the Bylaws.

                                  ARTICLE X
            Business Combinations and Control Share Acquisitions

         A. The corporation shall not be governed by Chapters 7A and 7B of the MBCA.

         B. The corporation shall not purchase, directly or indirectly, at a price above Market Price (as hereinafter defined), any shares of any class, now or hereafter authorized, of the corporation's capital stock from any Selling Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of a Selling Shareholder, unless such purchase has been approved in advance by an affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock of the corporation held by shareholders other than the Selling Shareholder or any Affiliate or Associate of the Selling Shareholder who is, or whose Affiliate or Associate is, a party to the transaction described in this Section B being voted upon, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by the corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 ("1934 Act") and the rules and regulations thereunder as then in effect.

         C.      For purposes of this Article X:

                 (a) "Selling Shareholder" shall mean any Person (other than the corporation or any Subsidiary (as hereinafter defined)) who or which proposes to sell to, or cause to be acquired by, the corporation all or any portion of the capital stock of the corporation then beneficially owned, directly or indirectly, by such Person and who or which:

                 (i) is the beneficial owner, directly or indirectly, of 3% or more of the class of capital stock to be acquired; or

                 (ii) is an Affiliate of the corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 3% or more of the class of capital stock to be acquired; or

                 (iii) is an assignee or has otherwise succeeded to any shares of the class of shares to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Selling Shareholder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                    (b) "Person" shall mean any individual, firm, corporation or other entity and shall include any group comprising any Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of the corporation's capital stock.

                    (c) A Person shall be a "beneficial owner" of or shall "beneficially own" any shares:

                             (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act, as in effect on the effective date of these Restated Articles of Incorporation; or

                             (ii) which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement,
                                     arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                             (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such shares.

                 (d) "Market Price" shall mean the average closing sale price during the 30-day period immediately preceding the date in question of a share of the corporation's capital stock on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the average closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any comparable system then in use, or if no such quotations are available the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the directors.

                 (e) An "Affiliate" of a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term"control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting capital stock, by contract, or otherwise.

                 (f) An "Associate" of a specified Person means (i) any corporation or organization (other than the corporation or a Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of capital stock, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person or who is a director or officer of the corporation or a Subsidiary.

                 (g) Nothing contained in this Article X shall be construed to relieve any Selling Shareholder or any other Person from any fiduciary obligation imposed by law.

                 (h) The Board shall have the power and duty to construe and interpret this Article X, including, without limitation (i) whether a Person is a Selling Shareholder, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether Section B of this Article X is or has become applicable in respect of a proposed transaction,
                             (iv) what the Market Price is and whether a price is above Market Price, and (v) when or whether a purchase or agreement to purchase any share or shares of any of the capital stock of the corporation has occurred and when or whether a Person has become a beneficial owner of any of the corporation's shares.

                 (i) "Subsidiary" means any corporation of which a majority of each class of voting capital stock is owned, directly or indirectly, by the corporation.

                 (j) Notwithstanding any other provision of these Restated Articles of Incorporation or the corporation's Bylaws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Restated Articles of Incorporation or the corporation's Bylaws, the affirmative vote (excluding votes cast by the Selling Shareholder or its Affiliate or Associate who is, or whose Associate or Affiliate is, a party to the transaction described in Section B of this Article X being voted upon) of the holders of at least 66-2/3% of the voting power of all outstanding capital stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this
                             Article X.

                 3. In the event that a purchase of shares of any capital stock by the corporation is subject to and governed by paragraph B of this Article X and such capital stock is listed on a national securities exchange, including the National Association of Securities Dealers, Inc. Automated Quotations Systems, the purchase of such capital stock, in addition to satisfying all other requirements of this Article X, shall be made on the open market and not as the result of a privately negotiated transaction.

                                 ARTICLE XI

                 1. The Board reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner prescribed by the laws of the State of Michigan, except that no amendment which would increase or decrease the aggregate number of authorized shares of a class of shares of the corporation may be made unless approved by the affirmative vote of the holders of at least 50% of the then-outstanding shares of such class, and no amendment which would change any powers, preferences or rights with respect to any class or series of shares of the corporation, including but not limited to reducing the amounts payable thereon upon liquidation of the corporation or diminishing or eliminating any voting rights pertaining thereto, may be made unless approved by the affirmative vote of the holders of at least 50% of the then-outstanding shares of such class or series of shares of the corporation, and all rights, powers, privileges and discretionary authority granted or conferred upon shareholders or directors herein are granted subject to this reservation.

                 2. Notwithstanding any provision in these Restated Articles of Incorporation or any provision of law which might otherwise require a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the corporation's capital stock required by these Restated Articles of Incorporation or by law, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the corporation's capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Article X and this Article XI.

                 3. These Restated Articles of Incorporation were duly adopted on the 31st day of August, 1992, in accordance with the provisions of Section 642 of the MBCA and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the MBCA.